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ENDO HEALTH SOLUTIONS SUES FDA TO PROTECT CONSUMERS
FROM NON-TAMPER RESISTANT OXYMORPHONE

Surveillance data show dramatic decrease in abuse rates of reformulated OPANA® ER designed to be crush-resistant when compared to non-tamper resistant formulation

CHADDS FORD, Pa., Nov. 30, 2012 - Endo Health Solutions Inc. (Nasdaq: ENDP) announced today that its subsidiary, Endo Pharmaceuticals Inc., has filed suit against the U.S. Food and Drug Administration (FDA) seeking a formal determination whether the original formulation of OPANA® ER (oxymorphone HCl) was voluntarily removed from the market in 2012 for reasons of safety involving the misuse of the drug; and FDA's immediate suspension of any abbreviated new drug applications (ANDAs) for generic versions of non-tamper resistant formulations of extended-release oxymorphone HCl until FDA has made a determination as to whether the original formulation of OPANA ER was withdrawn from sale for safety reasons. There is currently a non-tamper resistant generic of extended-release oxymorphone available in 7.5mg and 15mg dosage strengths, and if the FDA does not promptly suspend the approval of all non-tamper resistant formulations, all doses of the product will be available in non-tamper resistant versions in January 2013.

Endo reformulated OPANA ER to a version designed to be crush-resistant and launched this reformulated version in March 2012. Current data monitoring abuse rates show a substantial decrease in abuse since the launch of the reformulated product, while simultaneously showing a more than 122 percent increase in abuse rates of the 7.5mg and 15mg non-tamper resistant extended release oxymorphone HCl.

The lawsuit, filed in the U.S. District Court for the District of Columbia, is based on the failure of the FDA to meet its legal obligation to determine in a timely manner whether the old formulation of OPANA ER was withdrawn from the market for reasons of safety. Since its launch, Endo has collected surveillance data on the rates of abuse of oxymorphone HCl from two national programs - the first includes surveillance of substance abusers and the second collects data from U.S. Poison Control Centers. The data show a 59 percent drop in abuse rates of the reformulated OPANA ER which is designed to be crush-resistant. The same data demonstrate a 122 percent increase in abuse rates of non-tamper resistant extended-release oxymorphone HCl.

Sufficient evidence exists to support the determination that the old formulation of OPANA ER was discontinued for reasons of safety, said Dave Holveck, president and chief executive officer of Endo Health Solutions. Unless FDA acts before January 1, 2013, the launch of a generic non-crush-resistant OPANA ER will irreparably undermine recent progress in the reduction of abuse and misuse of oxymorphone.

Citizens Petition

Prior to filing the lawsuit, Endo submitted to FDA two Citizen Petitions in August 2012 requesting that any generic formulations of OPANA ER meet the same tamper-resistant properties as the reference drug, as well as determining that the original formulation of the product was discontinued for reasons of safety.
Specifically, Endo's CPs call for:

•	a determination that the non-crush-resistant OPANA ER was discontinued from sale for reasons of safety when not taken as prescribed

•
the requirement that any abbreviated new drug applications (ANDA) referencing OPANA ER contain data and information demonstrating that the proposed ANDA product is similarly crush-resistant as the reformulated OPANA ER designed to be crush-resistant

•	the classification of crush-resistant technologies, such as the reformulated, crush-resistant OPANA ER, as a new dosage form in the FDA's Orange Book; and

•
confirmation that any ANDA referencing the original non-crush-resistant OPANA ER will not be identified in the FDA's Orange Book as therapeutically equivalent to the reformulated OPANA ER designed to be crush-resistant

About OPANA ER

OPANA ER is indicated for the relief of moderate to severe pain in patients requiring continuous, around-the-clock opioid treatment for an extended period of time.
WARNING: ABUSE POTENTIAL, LIFE-THREATENING RESPIRATORY DEPRESSION, ACCIDENTAL EXPOSURE, and INTERACTION WITH ALCOHOL

Abuse Potential

OPANA® ER contains oxymorphone, an opioid agonist and Schedule II controlled substance with an abuse liability similar to other opioid agonists, legal or illicit. Assess each patient's risk for opioid abuse or addiction prior to prescribing OPANA® ER. The risk for opioid abuse is increased in patients with a personal or family history of substance abuse (including drug or alcohol abuse or addiction) or mental illness (e.g., major depressive disorder). Routinely monitor all patients receiving OPANA® ER for signs of misuse, abuse, and addiction during treatment.

Life-threatening Respiratory Depression

Respiratory depression, including fatal cases, may occur with use of OPANA® ER, even when the drug has been used as recommended and not misused or abused. Proper dosing and titration are essential and OPANA® ER should only be prescribed by healthcare professionals who are knowledgeable in the use of potent opioids for the management of chronic pain. Monitor for respiratory depression, especially during initiation of OPANA® ER or following a dose increase. Instruct patients to swallow OPANA® ER tablets whole. Crushing, dissolving, or chewing OPANA® ER can cause rapid release and absorption of a potentially fatal dose of oxymorphone.

Accidental Exposure

Accidental ingestion of OPANA® ER, especially in children, can result in a fatal overdose of oxymorphone.

Interaction with Alcohol

The co-ingestion of alcohol with OPANA® ER may result in an increase of plasma levels and potentially fatal overdose of oxymorphone. Instruct patients not to consume alcoholic beverages or use prescription or non‐]prescription products that contain alcohol while on OPANA® ER.

About Endo

Endo Health Solutions Inc. (Endo) is a US-based diversified healthcare company that is redefining healthcare value by finding solutions for the unmet needs of patients along care pathways for pain management, pelvic health, urology, endocrinology and oncology. Through our operating companies: AMS, Endo Pharmaceuticals, HealthTronics and Qualitest, Endo is dedicated to improving care through a combination of branded products, generics, devices, technology and services that creates value for patients, providers and payers alike. Learn more at www.endo.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as "believes," "expects," "anticipates," "intends," "estimates," "plan," "will," "may," "look forward," "intend," "guidance," "future" or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption "Risk Factors" in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in our Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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